EXHIBIT 10.6

AMENDMENT NO. 1 TO THE

RELM WIRELESS CORPORATION

2017 INCENTIVE COMPENSATION PLAN

WHEREAS, the Board of Directors (the “Board”) of BK Technologies Corporation, a Nevada corporation (the “Company”), originally adopted the RELM Wireless Corporation 2017 Incentive Compensation Plan (as amended from time to time, the “Plan”); and

WHEREAS, the Board may, at any time, amend the Plan provided that no amendment that requires shareholder approval in order for the Plan to comply with any rule promulgated by the SEC or any securities exchange on which the Company’s shares are listed or any other applicable law shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan to increase the number of shares available for awards under the Plan from 1,000,000 to 3,000,000.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 3.a. of the Plan shall be amended in its entirety to read as follows:

“a. Shares Available for Awards. The maximum number of Shares that may be granted pursuant to Awards under the Plan shall be 3,000,000 Shares, reduced by Shares covered by an award granted under the Prior Plan after December 31, 2016 but prior to the Approval Date, and increased by Shares covered by an award outstanding under the Prior Plan after December 31, 2016 that is forfeited, canceled, surrendered, settled in cash or otherwise terminated without the issuance of such Share. All of the Shares authorized for grant under the Plan may be issued pursuant to Incentive Stock Options. Shares issued or delivered pursuant to an Award may be authorized but unissued Shares, treasury Shares, including Shares purchased in the open market, or a combination of the foregoing. The aggregate number of Shares available for issuance or delivery under the Plan shall be subject to adjustment as provided in Section 16.”

2. Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment was adopted by the Board of Directors of the Company on October 14, 2021, and approved by the stockholders of the Company on December 17, 2021.

/s/ William P. Kelly

Name: William P. Kelly

Title: Chief Financial Officer